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                                                                    EXHIBIT A
                                                                    Ex-99.17
                        ACACIA CAPITAL CORPORATION
                             (the "Company")

                         PLAN OF RECLASSIFICATION
                               (the "Plan")

                               I. RECITALS


         The Company is a Maryland corporation whose shares of common stock are currently classified into seven classes or series
("Portfolios"), including the Calvert Responsibly Invested ("CRI") Bond Portfolio (the "Bond Portfolio") and the CRI Balanced Portfolio (the "Balanced Portfolio").

         The Company is registered under the Investment Company Act of 1940, as amended (the "1940 Act") as an open-end management investment company, and its shares of common stock are registered under the Securities Act of 1933, as amended (the "1933 Act").

         The Company offers shares of certain Portfolios to National Home Life Insurance Company ("National Home") and its Separate Accounts and other insurance companies and their separate accounts.

         National Home issues, or intends to issue, variable annuity contracts ("contracts") through its Separate Account or Accounts. The Company understands that National Home votes the shares of the Bond Portfolio held by its Separate Account that are attributable to contracts in accordance with instructions received from holders of interests in the contracts (hereinafter, "shareholders"). The Company further understands that National Home votes shares of the Bond Portfolio as to which no instructions have been received in the same proportion as the shares of the relevant Separate Account as to which instructions have been received.

         The Directors of the Company have determined that it is advisable to amend the Articles of Incorporation of the Company to reclassify the issued and unissued shares of common stock currently designated as the CRI Bond Portfolio into the class of common stock currently designated as the CRI Balanced Portfolio (the "Reclassification") and have directed that the proposed amendment be submitted for consideration at a special meeting of shareholders.

         The Directors of the Company have determined - independently for the Bond Portfolio and for the Balanced Portfolio - that the Reclassification, including the consideration, is reasonable and fair, does not involve overreaching on the part of any person concerned, and will not dilute the interests of shareholders. Furthermore, the Directors have determined that the Reclassification would be in the best interests of shareholders and is consistent with the general purposes of the 1940 Act, the protection of investors, and the purposes fairly intended by the policies and provisions of the 1940 Act.

         It is intended that the Reclassification shall qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

                    II. MECHANICS OF RECLASSIFICATION

A. Approval of Shareholders.

         1. Meeting Date. In accordance with Section 2-604 of the Maryland General Corporation Law (the "Maryland Law") and the Company's Articles of Incorporation, the Reclassification shall be submitted to the shareholders of the Bond Portfolio for their approval at a special meeting (the "Meeting") to be held on or about ________, _________ __, 1996 at 10:00 a.m., Eastern Time, at the offices of the Company, 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814.

         2. Record Date. The close of business on ___________, 199___, shall be the record date (the "Record Date") for the Meeting and only shareholders of record of the Bond Portfolio on such date shall be entitled to notice of and be permitted to give voting instructions at the Meeting.

         3. Required Vote. The Reclassification shall not become effective without the affirmative vote of the holders of a majority (as defined in the 1940 Act) of the Bond Portfolio shares outstanding and entitled to vote thereon.

         4. Form N-14 Registration Statement/Proxy Materials. The appropriate officers of the Company shall take all actions necessary or appropriate to solicit the approval of the shareholders of the Bond Portfolio, including the preparation and execution of a registration statement on Form N-14 of the Securities and Exchange Commission (the "SEC"), and any amendments thereto, containing a notice of meeting, proxy statement, and voting instruction forms (collectively, the "proxy materials"), and the filing of such proxy materials with the SEC.

         5. Mailing of Proxy Materials. The appropriate officers of the Company shall cause the proxy materials to be mailed on or about
____________, 1995, as appropriate, to each shareholder of the Bond Portfolio of record on the Record Date.

B. Amendment of Articles of Incorporation.

         In accordance with Maryland Law, the Company shall effect the Reclassification by amending its Articles of Incorporation.

         1. Form of Amendment. The amendment to the Company's Articles of Incorporation (the "Amendment") shall be substantially in the form attached hereto and made a part hereof, with such modifications as the officers executing the same deem necessary or appropriate, consistent with the purposes of this Plan.

         2. Date of Filing. The appropriate officers of the Company shall execute, acknowledge, verify and file the Amendment with the Maryland State Department of Assessments and Taxation (the "Maryland State Department") on or about _____________, 1996, following shareholder approval, for effectiveness at 12:01 a.m. on _______________, 1996.

C. Transfer of Assets.

         In connection with the Reclassification of shares, the Bond Portfolio shall transfer all of its assets and liabilities to the Balanced Portfolio, in exchange for which the Balanced Portfolio shall issue to the Bond Portfolio a number of the Balanced Portfolio shares having a value equal to the aggregate net assets of the Bond Portfolio acquired.

         1. Time of Transfer. The above-described transfer shall occur on _______________, 1996 (the "Closing Date"), or such other time and date as determined by the appropriate officers of the Company.

         2. Issuance of Balanced Portfolio Shares to the Bond Portfolio. The number of shares of the Balanced Portfolio to be issued to the Bond Portfolio shall be determined on the basis of the relative net asset values of the Balanced Portfolio and the Bond Portfolio calculated as of the close of business on the business day immediately preceding the Closing Date. The net asset value of each Portfolio shall be determined by dividing the value of that Portfolio's securities, cash, and other assets (including accrued but uncollected interest and dividends), less all liabilities (including accrued expenses but excluding capital and surplus) by the number of shares of that Portfolio outstanding.

         3. Distribution of Balanced Portfolio Shares to Bond Portfolio Shareholders. Upon effectiveness of the Amendment, the Bond Portfolio shall distribute the Balanced Portfolio shares it receives to the Bond Portfolio shareholders in exchange for their Bond Portfolio shares, on a pro rata basis. The number of such full and fractional Balanced Portfolio shares issued to each Bond Portfolio shareholder shall be determined by multiplying the number of Bond Portfolio shares to be exchanged by a fraction, the numerator of which is the net asset value per share of the Balanced Portfolio and the denominator of which is the net asset value per share of the Bond Portfolio. Thus, the Bond Portfolio shares of each Bond Portfolio shareholder shall be exchanged for the number of full and fractional shares of the Balanced Portfolio which, when multiplied by the net asset value per share of the Balanced Portfolio, will have a value equal to the aggregate net asset value of that shareholder's shares in the Bond Portfolio on the Closing Date.

D. Costs of Effecting the Reclassification.

         The Bond Portfolio and the Balanced Portfolio shall each pay its portion of the expenses attributable to the Reclassification.

E. Miscellaneous.

         1. Termination of Agreements. The appropriate officers of the Company shall cause all agreements with the Bond Portfolio or the Company to be terminated as they relate to the Bond Portfolio.

         2. General Authority. The appropriate officers of the Company shall, in the name and on behalf of the Company or either of the Portfolios, do and perform such further acts and things, modify any dates or deadlines, and execute and deliver or file such other instruments, certificates, and documents as they shall determine to be necessary, appropriate, or desirable to carry out the foregoing, any such determination to be conclusively evidenced by the doing or performing of any such act or thing or the execution and delivery or filing of any such instrument, certificate, or document.

                        III. CONDITIONS PRECEDENT

         The Reclassification shall not become effective unless each of the following has occurred:

         A. The Amendment shall have been approved by the affirmative vote of the holders of a majority (as defined in the 1940 Act) of Bond Portfolio shares outstanding and entitled to vote thereon;

         B. The Amendment shall have been accepted for filing by the Maryland Department of Assessments and Taxation and become effective;

         C. The Company shall have received any necessary regulatory approvals of the proposed Reclassification by the SEC;

         D. The Company shall have received an opinion of counsel reasonably satisfactory to it that the Reclassification shall qualify as a tax-free reorganization under Section 368 of the Code; and

         E. The Insurance Companies shall have received any necessary regulatory approvals of the proposed Reclassification by relevant state insurance authorities.

         At the Closing Date, the Balanced Portfolio shall succeed, without any transfer other than that contemplated in Section II.C above, to all the assets belonging to the Bond Portfolio (or allocated to the Bond Portfolio by the Board of Directors of the Company pursuant to Article Ninth of the Company's Articles of Incorporation) and shall be subject to all the liabilities of the Bond Portfolio in the same manner as if the liabilities had been incurred by, or allocated to, the Balanced Portfolio in the first instance.

         Upon effectiveness of the Amendment, all of the Shares of the Bond Portfolio shall be reclassified as Balanced Portfolio shares, and the Bond Portfolio shall cease to be a separate class of stock of the Company.


                                                  Acacia Capital Corporation


                                             By:
                                                  William M. Tartikoff
                                                  Vice President